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                                                                    EXHIBIT 99.2


     OCTOBER 22, 1998 AMENDMENTS TO THE RIGHTS AGREEMENT (THE "AGREEMENT"), DATED AS OF MAY 23, 1989, BY AND BETWEEN WABAN INC. AND MORGAN SHAREHOLDER
                             SERVICES TRUST COMPANY


     1. Section 1(a) of the Agreement is amended, effective 12:01 a.m., New York City time, on October 22, 1998, by adding at its end the following text:

     "Notwithstanding anything to the contrary in this Section 1(a), no Person shall be an "Acquiring Person" if (A) such Person was not an Acquiring Person under the definitions of "Acquiring Person" and "Beneficial Owner" that were in effect on or prior to October 21, 1998, (B) such Person is an Acquiring Person under the definitions of "Acquiring Person" and "Beneficial Owner" that will be in effect after October 21, 1998 and (C) such Person had on file with the Securities and Exchange Commission no later than October 20, 1998 a Form 13D or Form 13G disclosing that such Person is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of a sufficient number of the Company's securities as to be an Acquiring Person under the definitions of "Acquiring Person" and "Beneficial Owner" that will be in effect after October 21, 1998; provided, however, that if a Person is not an Acquiring Person because each of clauses (A), (B) and (C) of this sentence is true of such Person, and if, after October 21, 1998, such Person becomes the Beneficial Owner of a higher percentage of the Common Shares of the Company then outstanding than such Person Beneficially Owned at 12:02 a.m., New York City time, on October 22, 1998, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding anything to the contrary in this
     Section 1(a), if the Board of Directors of the Company determines that a Person that would otherwise be an Acquiring Person pursuant to this Section 1(a) has become such inadvertently, and such Person as promptly as practicable thereafter (but in no event later than (x) the date that is 10 days after the Shares Acquisition Date or (y) such later date that the Board of Directors has, prior to such tenth day, set), enters into such other agreement or arrangement as the Board of Directors of the Company approves, then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement. All determinations as to whether any Person is or is not an Acquiring Person under the applicable definitions (retrospective or prospective) of "Acquiring Person" and "Beneficial
     Owner" shall be made by the Board of Directors of the Company, and such determinations shall be conclusive and binding upon all holders of Rights."

     2. Section 1(c)(i) of the Agreement is replaced, effective 12:01 a.m., New York City time, on October 22, 1998, by the following text:

          "(i) which such Person or any such Person's Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder;"


/s/ Allan P. Sherman                    /s/ Thomas McDonough
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HomeBase, Inc., f/k/a Waban Inc.        First Chicago Trust Company of New York,
                                        f/k/a Morgan Shareholder Services
                                        Trust Company